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                                                                   Exhibit 10.30


                               March _____ , 2002

Mr. David J. Vitale
President and Chief Executive Officer
Board of Trade of the City of Chicago, Inc.
141 West Jackson Boulevard
Chicago, Illinois 60604

Dear Mr. Vitale:

     We hereby refer to that certain Employment Agreement, dated as of February 20, 2001 (the "Employment Agreement"), by and between you and Board of Trade of the City of Chicago, Inc. ("CBOT"). Capitalized terms used but not otherwise defined in this letter agreement shall have the meanings set forth in the Employment Agreement (references to "you" and to "Executive" herein refer to you).

     The purpose of this letter agreement is to (i) amend certain provisions of the Employment Agreement related to the Performance Bonus and the timing of the Walk-Away Period and (ii) clarify and confirm the parties' understanding of the meaning of certain terms set forth in Appendix A to the Employment Agreement related to the grant of appreciation rights in light of certain refinements to the restructuring transactions currently contemplated by the CBOT (the "Restructuring Transactions") and as described in Amendment No. 2 to the Registration Statement on Form S-4, as filed by CBOT Holdings, Inc. ("CBOT Holdings") on March [__], 2002 (as amended, the "Registration Statement").

     Specifically, notwithstanding anything to the contrary set forth in Section 3(b) of the Employment Agreement, the parties hereto agree that for the fiscal year ended December 31, 2002 and each fiscal year thereafter during the Employment Period, the Board may, in its sole discretion, award a Performance Bonus to Executive, which shall not be less than $500,000.00, following the end of each such fiscal year based upon Executive's performance and the CBOT's (or, if the Restructuring Transactions are completed, CBOT Holdings's) operating results during such year, which shall be paid in a single lump sum during the last calendar month of the fiscal year or the first calendar month of the immediately following fiscal year.

     In addition, notwithstanding anything to the contrary with respect to timing set forth in Section 4(i) of the Employment Agreement, the parties hereto further agree that at any time during the term of your Employment Agreement, as amended by this letter Agreement, and prior to completion of the Restructuring Transactions, upon (30) days written notice to the CBOT, Executive may terminate the Employment Period and be entitled to receive the benefits provided for therein. For purposes of Section 4(i) of the Employment Agreement, the Restructuring Transactions shall be deemed to be completed on the date the CBOT is demutualized, as described in the Registration Statement.

     Last, the Restructuring Transactions contemplated that the CBOT would demutualize by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to the current CBOT members, while maintaining
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Mr. David J. Vitale
March __, 2002
Page 2

the CBOT as a nonstock, corporate subsidiary of CBOT Holdings ("CBOT Subsidiary"). In connection with the Restructuring Transactions, the current members of the CBOT would receive both (1) common stock of CBOT Holdings, which correspondence to the "Class A common stock" referenced in the Employment Agreement and (2) Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5 Class memberships (i.e., in respect of the current Full, Associate, GIM, IDEM, and COM memberships, respectively) in the CBOT Subsidiary, which corresponds to the "Class B common stock" or applicable series thereof referenced in the Employment Agreement. In addition, each Full Member would receive a Class C membership in the CBOT Subsidiary, which corresponds to the Chicago Board Options Exchange "exercise right" associated with each share of Series B-1, Class B common stock referenced in the Employment Agreement.

     In connection therewith, the parties hereto agree that all references in the Employment Agreement, including Appendix A thereto, to the Class A common stock and the Class B common stock (and any applicable series thereof) of the CBOT shall be deemed to be references to the common stock of CBOT Holdings and the Class B memberships (and any applicable series thereof) in the CBOT Subsidiary, respectively. In addition, one Class C membership in the CBOT Subsidiary shall be included as Covered Equity in each of the Class A-1A and Class A-1B Appreciation Units. The fair market value of Class C memberships in the CBOT Subsidiary shall be determined in the same manner as memberships in the CBOT prior to completion of the Restructuring Transactions or Class B memberships in the CBOT Subsidiary following completion of the Restructuring Transactions and the number of Class C memberships shall be subject to adjustment in the same manner as the common stock of CBOT Holdings and Class B memberships in the CBOT Subsidiary.

     For purposes of this letter agreement, Paragraphs 13, 14, 15, 16, 17, 18 and 19 of the Employment Agreement shall be incorporated by reference herein. Except as otherwise provided in this letter agreement, all provisions of the Employment Agreement are affirmed in all respects and remain in full force and effect.

                                  Very truly yours,

                                  BOARD OF TRADE OF THE CITY OF
                                  CHICAGO, INC.

                                  __________________________________________
                                  By:   Nickolas J. Neubauer
                                  Its:  Chairman

Accepted and Agreed to this
[____] day of March, 2002:

DAVID J. VITALE

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